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                                                                    Exhibit 10.1

                                        February 4, 2002


Lurgi PSI, Inc.
1790 Kirby Parkway
Suite 300
Memphis, Tennessee 38138

  Re: Memorandum of Understanding

Dear Sirs:

     Oregon Trail Ethanol Coalition L.L.C. (hereinafter referred to as "Oregon Trail") is currently in the process of developing an ethanol production facility having a design capacity of 40 million gallons of ethanol per year including DDGS and CO2 as co-products utilizing corn as the feed stock to be constructed in south central Nebraska (the "Project"). Oregon Trail is agreeable in principle to having Lurgi PSI, Inc. (hereinafter referred to as "Lurgi PSI") perform engineering, procurement, construction ("EPC") and related services for the Project.

     Lurgi PSI, as a result of its research and commercial practice, has process, design and construction experience and expertise in the areas of ethanol production. Lurgi PSI has designed and/or constructed similar facilities in the United States.

     As a result of discussions between their respective representatives, Oregon Trail and Lurgi PSI agree that it would be mutually advantageous to define and enter into a commercial relationship for the engineering, procurement and construction of the Project. The terms of such relationship are expected to be mutually negotiated by the parties. At the present time, each of the parties is seriously contemplating the following arrangements as set forth in this Memorandum of Understanding ("MOU").

A.   Responsibilities of Oregon Trail

     Oregon Trail will undertake to consummate the contracts necessary to achieve financial closing of the Project and such other efforts including but not limited to the following:

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Memorandum Of Understanding
Dated: 02/04/02
Page 2 of 7

     1. Secure financing from an established project lender or syndicate of lenders, which shall include funds for an EPC contract having a fixed total lump sum value of approximately $44.5 million.
     2. Establish and maintain an organizational structure for the purpose of developing the Project and conducting the activities necessary to bring the Project to financial closing.
     3. Submit the necessary permit applications for the Project to the proper authorities for approval.
     4. Conclude contracts for management, operation and maintenance, energy and feedstock supply and off-take of products.
     5. Make the necessary equity contributions to the Project as determined by Oregon Trail and its lenders.
     6. Negotiate and develop an EPC contract with Lurgi PSI to be signed at financial closing for a plant with a design capacity of 40 million gallons of ethanol per year including DDGS and CO2 as co-products (the "Plant") based on an 8000 hour operating year for a fixed total lump sum price of approximately $44.5 million.

B.   Responsibilities of Lurgi PSI

     Lurgi PSI agrees to support Oregon Trail in its efforts to achieve financial closing of the Project and will undertake to do the following:

     1. Perform certain preliminary engineering and design services for the Plant.
     2. Conclude an EPC contract with Oregon Trail for the Plant for a fixed total lump sum price of approximately $44.5 million.
     3. Develop a project schedule of approximately 12 to 14 months from notice to proceed for the engineering and construction of the Plant. Liquidated damages for delay will be negotiated by the parties, subject to a maximum amount. An early completion bonus will also be negotiated.
     4. Establish with Oregon Trail performance criteria for the Plant to achieve, together with a schedule of liquidated damages in the event of under performance. Offsets of certain performance parameters will be negotiated by the parties based on a frozen cash flow base case model.
     5. Provide to Oregon Trail periodic updates of Lurgi PSI's development activities.
     6. Assist Oregon Trail during the Project execution by making recommendations for project personnel.

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Memorandum Of Understanding
Dated: 02/04/02
Page 3 of 7


     7. Provide the necessary technical and administrative support to Oregon Trail for required permits. Provide permits required for construction.
     8. Assist and participate in local community meetings by presenting information regarding Lurgi PSI, the Project, the Plant, Lurgi PSI's involvement in the Project and general information regarding the ethanol industry.
     9. Assist Oregon Trail in the analysis and selection of an appropriate site for the Plant.
     10. Assist Oregon Trail in the drafting of provisions regarding Lurgi PSI, its licensors, and the EPC services for the Plant in connection with the Oregon Trail private placement memorandum and prospectus.
     11. Provide up to $4,000,000 of subordinated debt to assist Oregon Trail in financing the Project upon terms mutually agreed upon by Lurgi PSI and Oregon Trail in a definitive loan agreement. Such amount may be provided by means of a deferral of a portion of the lump sum price.

     It is intended that the EPC contract will include:

     1.   A limitation on liquidated damages for either schedule or performance.
     2.   A total cumulative limitation of liability of Lurgi PSI.
     3.   A mutual exclusion of consequential and similar damages.
     4.   Alternative dispute resolution procedures.
     5. Assist Oregon Trail in developing an operation and maintenance plan, which will include a periodic review of the plans, execution, and notification to lender of discrepancies. Fees for the operation and maintenance services are to be mutually negotiated under a separate operation and maintenance contract.
     6.   Provide training on the operation and commissioning of the Plant.

C.   Definitive Agreements to be Negotiated

     1. The definitive EPC contract and the definitive loan agreement will be negotiated by the parties consistent with the terms described above, and would include other terms customarily included in similar agreements of those types.

     2. Except for Sections D, E, F, and G, this MOU is not binding or legally enforceable and imposes no obligations upon and grants no rights to Oregon Trail or Lurgi PSI with respect to the matters covered in this letter, it being intended that all such obligations and rights shall be contained in binding, definitive agreements signed by the parties.

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Memorandum Of Understanding
Dated: 02/04/02
Page 4 of 7


D.   Reimbursement of Expenses

     1. Should Oregon Trail choose to develop or pursue a relationship with a company other than Lurgi PSI to provide the preliminary engineering or EPC services for the Project or intentionally fail or refuse to perform its commitments contained in this MOU prior to the expiration of the term of this MOU, then Oregon Trail shall reimburse Lurgi PSI for all expenses Lurgi PSI has incurred in connection with the Project based on Lurgi PSI's attached standard rate schedule plus all third party costs incurred from the date of this MOU. These expenses include but are not limited to labor rates and reimbursable expenses such as legal charges for document review and preparation, travel expenses, reproduction costs, long distance phone costs, and postage. In the event Lurgi PSI's services are terminated by Oregon Trail title to the technical data, which may include preliminary engineering drawings and layouts and proprietary process related information prepared by Lurgi PSI shall remain with Lurgi PSI; however, Oregon Trail shall have the right to use the above described technical data, excluding the proprietary process related information for construction, operation, repair and maintenance of the Project.

     2. Should Lurgi PSI intentionally or negligently fail or refuse to comply with its commitments contained in this MOU, Lurgi PSI shall absorb all of its own expenses, and Oregon Trail shall have the right to terminate the MOU immediately upon written notice to Lurgi PSI, and Oregon Trail shall be released from its obligations contained in Sections A, C and D.

E.   Governing Law, Dispute Resolution and Related Matters

     1. In the event of a dispute arising out of or relating to this MOU or the services to be rendered hereunder, Lurgi PSI and Oregon Trail agree to attempt to resolve such disputes through direct negotiations. If such negotiations are not successful, then the parties agree to attempt to resolve any remaining dispute by formal, nonbinding mediation conducted in accordance with rules and procedures to be agreed upon by the parties. If such dispute is not resolved within 30 days by mediation, then the parties may submit the dispute to binding arbitration to be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association.

     2. This MOU is made under and shall be construed and enforced in accordance with the laws of the State of Nebraska.

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Memorandum Of Understanding
Dated: 02/04/02
Page 5 of 7

     3. In no event shall either party be liable to the other for any form of indirect, incidental, consequential or special damages under or relating to this MOU or resulting from the services performed under this MOU, whether based on contract, warranty, tort (including negligence of any nature), strict liability or otherwise.

     4. Nothing in this MOU shall restrict or prohibit either party from seeking or obtaining injunctive relief in any court of competent jurisdiction with respect to the confidentiality obligations set forth in Section G below.

F.   Duration

     1. This MOU will be in effect for a period of one (1) year after the date hereof. Either Oregon Trail or Lurgi PSI may terminate this MOU upon 30 days' written notice to the other at the end of such period; and if no such notice is given, then this MOU shall continue in effect for successive periods of six months until a 30 days' written notice of termination is given prior to the end of any such six-month extended term. In addition, Oregon Trail shall have the right to terminate this MOU as set forth in Section D.2 above.

G.   Confidentiality

     1. The Receiving Party (Oregon Trail or Lurgi PSI, as the case may be), for itself and its employees and agents, agrees to hold in strict confidence and not to disclose to any third party except as permitted under Section G-4 below, and shall not use for any purpose other than in connection with the activities described in Section A above, any confidential or proprietary information of the Disclosing Party (Oregon Trail or Lurgi PSI, as the case may be) or its affiliates ("Confidential Information") disclosed to or acquired by the Receiving Party prior to and during the term of this MOU. Confidential Information includes, but is not limited to, business information, information concerning plant and equipment designs, flow sheets, drawings, processing equipment and requirements, processing conditions, reactants, ingredients, raw materials, material balances, intermediate and processed product or by-product and other matters generally pertaining to the Disclosing Party's products, processes and business activities. Confidential Information also includes samples of materials that are, or relate to, such reactants, ingredients, materials and intermediate and processed products or by-products, which may be provided to the Receiving Party as well as any information generated by the Disclosing Party using such samples. Confidential Information may be disclosed orally or in writing or may be learned during visits to or work at the Disclosing Party's facilities.

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Memorandum Of Understanding
Dated: 02/04/02
Page 6 of 7

     2. The Receiving Party's obligations of confidentiality and restricted use shall not apply to information which: (a) is at the time of the disclosure in the public domain or becomes part of the public domain by publication or otherwise through no fault of the Receiving Party and its employees and agents;
(b) at the time of the disclosure was in the Receiving Party's possession as shown by written records and was obtained from a source other than the Disclosing Party on a non-confidential basis by a third party entitled to disclose it, provided that the Receiving Party uses its best efforts to identify Confidential Information that may be offered by such third party and inform the Disclosing Party thereof; (c) is permitted by the Disclosing Party to be disclosed or used by the Receiving Party provided such permission is first obtained in writing from an officer of the Disclosing Party; or (d) is required to be disclosed in connection with any governmental applications or filings, or pursuant to a valid order of a court or other governmental body, or by law or regulation, including, without limitation, state and federal securities laws and regulations.

     3. The Receiving Party shall not be relieved of its obligations of confidentiality because Confidential Information is embraced by more general information that falls within any one or more of the foregoing exclusions, nor shall any combination of items of Confidential Information be deemed to be within the exclusions merely because individual items of information are within the exclusions.

     4. The Receiving Party will limit access to Confidential Information to those of the Receiving Party's employees, agents, representatives, consultants, prospective investors and/or lenders for the Project, who need to have such information for the purposes contemplated in this MOU. The Receiving Party will inform such persons of the obligations of the Receiving Party hereunder and will require such persons to assume obligations of confidence and restricted use consistent with those set forth herein.

     5. No license, express or implied, to use in any manner any Confidential Information or any patents, processes or know-how of the Disclosing Party, is granted by the Disclosing Party to the Receiving Party hereunder except as expressly set forth herein.

     6. Under no circumstances shall the Receiving Party use in any manner any proprietary process related Confidential Information in the event an EPC contract is not concluded as contemplated in this MOU.

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Memorandum Of Understanding
Dated: 02/04/02
Page 7 of 7

     If you are agreeable to proceeding on the foregoing basis, please confirm your agreement by signing and returning to us the enclosed copy of this letter.

                                                     Very truly yours,

                                                     OREGON TRAIL ETHANOL
                                                     COALITION L.L.C.


                                                     By: /s/ Mark L. Jagels
                                                         ---------------------

                                                     Title:  Chairman
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Understood and Agreed To:

LURGI PSI, INC.

By:  /s/ Mark Hamnett
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Title:  VP Sales & Marketing
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Date:  Feb 5, 2002
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